REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
The Emerging Mexico Fund, Inc.




We have examined management's assertion about The Emerging Mexico Fund, Inc.'s (the "Fund") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of February 28, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 28, 1999, and the period from July 1, 1998 through February 28, 1999, with respect to agreement of purchases and sales of securities and similar investments:

o Confirmation of all securities and similar investments owned by the Fund and in the control of Banco Santander de Negocios Mexico, S.A. in Mexico ("BSNM"), the Fund's sub-custodian, with Indeval, Mexico, the central depository in Mexico; such depository is not affiliated with the Fund or BSNM. It was not possible to physically inspect or perform other procedures directed to the Fund's securities because they are maintained by BSNM and Indeval under an omnibus nominee account for all of BSNM's custodial customers;

o Reconciliation of confirmation results as to all such securities and similar investments to the books and records of the Fund and the Custodian; and


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To the Board of Directors of
The Emerging Mexico Fund, Inc.


o Agreement of three security and/or investment purchases and three security and/or investment sales or maturities from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Emerging Mexico Fund, Inc. was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 1999 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Emerging Mexico Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.





PricewaterhouseCoopers LLP
April 21, 1999